Exhibit 5.2
ArcelorMittal
19 Avenue de la Liberté,
L-2930 Luxembourg
Grand Duchy of Luxembourg
Luxembourg, July 3, 2008
Ladies and Gentlemen,
1.	We have acted as your counsel in connection with the filing by ArcelorMittal (the “Company”, a corporation (societé anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Luxembourg”) of a registration statement on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) in respect of up to U.S.$1,500,000,000 principal amount of its 5.375% Notes due 2013 (the “2013 Exchange Notes”) and up to U.S.$1,500,000,000 principal amount of its 6.125% Notes due 2018 (the “2018 Exchange Notes” and, together with the 2013 Exchange Notes, the “Exchange Notes”) to be offered in exchange for, respectively, up to U.S.$1,500,000,000 principal amount of its 5.375% Notes due 2013 (the “Original 2013 Notes”) and up to U.S.$1,500,000,000 principal amount of its 6.125% Notes due 2018 (the “Original 2018 Notes” and, together with the Original 2013 Notes, the “Original Notes”). The Exchange Notes will be issued under the indenture dated as of May 27, 2008 (the “Indenture”), between the Company and HSBC Bank USA, National Association, as trustee (the “Trustee”). This opinion letter is rendered to you in order to be filed as an exhibit to the Registration Statement.

2.	In rendering this opinion we have examined the following documents:
i.	the articles of association of the Company dated May 15, 2008 (the “Articles”);

ii.	a certificate issued by the Company Secretary together with another authorised representative of the Company certifying, inter alia, that, based on the corporate records of the Company, on February 12, 2008 the board of directors of the Company has authorised an envelope of USD 5 billion (five billion US dollars) or its equivalent in order to raise funds in the debt capital markets, via public and/or private issuances, in various markets: Europe, North America (Canada and US), Brazil and consequently the signature by the Company of any agreements or documents as necessary for the proper implementation of the above mentioned envelope (the “Officers’ Certificate”);

iii.	a certificate (the “Certificate”) issued by the court of judicial district of Luxembourg (Tribunal d’Arrondissement de et à Luxembourg) on July 3, 2008 stating that the Company is not subject to any of the following procedures: bankruptcy (faillite), insolvency (liquidation judiciaire), moratorium (concordat préventif de faillite), controlled management (gestion contrôlée) or suspension of payments (sursis de paiement);

iv.	an extract (the “Extract”) issued by the Luxembourg Register of Commerce and Companies on July 3, 2008; and

v.	the Registration Statement.
We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.
We have assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature is the genuine signature of the individual concerned. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, and (ii) that the Exchange Notes will conform to the forms thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture. We have also assumed that the statements made in the Officers’ Certificate are a true record of the proceedings described in them in duly convened and constituted meetings and the resolutions set out in those minutes and any written resolutions were validly passed and remain in full force and effect without modification.
3.	Based on the above and subject to the qualifications set forth below, we are of the opinion that
i.	the Company is duly incorporated in Luxembourg as a public limited liability company (société anonyme) with power to carry on its business and validly in existence under Luxembourg law and its Articles. The Company possesses the capacity (a) to be sued and (b) to sue;

ii.	the Company has all the necessary corporate power and authority to issue and deliver the Exchange Notes and the Company has taken all necessary corporate action, and no other action is required to be taken, to authorise the issuance and delivery of the Exchange Notes.
This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors. Insofar as the foregoing opinions relate to the valid existence and good standing of the Company, they are based solely on the Certificate and the Extract. A search at the Luxembourg Register of Commerce and Companies and/or at the court clerk’s office of the Tribunal d’Arrondissement de et à Luxembourg (sitting in commercial matters) is not capable of conclusively revealing whether or not any bankruptcy (faillite), insolvency (liquidation judiciaire), re-organization, reconstruction or reprieve from payment (sursis de paiement) proceedings on the one hand and dissolution and liquidation proceedings on the other hand have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the Luxembourg Register of Commerce and Companies and/or at the court clerk’s office of the Tribunal d’Arrondissement de et à Luxembourg immediately and there may be a delay in the relevant notice appearing on the files of the relevant party.
4.	This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in published case law of the courts of Luxembourg (“Luxembourg law”).

5.	This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

6.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm in the Registration Statement under the captions “Taxation” and “Validity of the Exchange Notes”.

7.	This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters.

8.	This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

Yours faithfully, Bonn Schmitt Steichen
By:	/s/ Alex Schmitt
Alex Schmitt

By:	/s/ Pierre-Alexandre Degehet
Pierre-Alexandre Degehet

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